Exhibit 10.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (the “Agreement”), dated as of the 23rd day of June, 2021, by and between USA Equities Corp., with its principal place of business at 901 Northpoint Parkway Suite 302, West Palm Beach FL 33407 (the “Buyer”) and MedScience Research Group, Inc., a Florida corporation with its principal place of business at 16469 Bridlewood Cir Delray Beach FL 33445 the “Seller”). The Buyer and the Seller are sometimes referred to herein individually, as the “Party” and collectively, as the “Parties.”

WHEREAS, the Seller owns the US Trademark “AllergiEnd”, Registration No. 4,618,114 (the “Mark”), the Web domain “AllergiEnd.com” (the “Domain”), the US Method Patent Registration No. 9,655,556 (the “Patent”), together with the know-how and intellectual property related to the inventions embodied in the Patent, together Seller’s “Intellectual Property”; and

WHEREAS the Buyer wishes to purchase and the Seller desires to sell, transfer and assign said Intellectual Property for the consideration set forth in Article 2 below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the adequacy and legal sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

TRANSFER of ASSETS

1.1 Transfer.

(a) Seller hereby sells, assigns, transfers and delivers all right, title and interest of Seller in the Intellectual Property as set forth above, as well as the goodwill associated with the Mark (collectively, the “Purchased Assets”) to Buyer, in each case free and clear of all liens, claims and encumbrances as defined below.

(b) Concurrently herewith Seller is delivering to Buyer a Bill of Sale for the Purchased Assets. Promptly after the date hereof Seller shall execute and deliver such further instruments including a trademark assignment and patent assignment in such forms as are required to transfer record ownership of the Mark and Patent to Buyer on the records of the US Patent and Trademark Office and shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the intent of this Agreement so as to give full effect to the transactions contemplated by this Agreement.

ARTICLE 2

CONSIDERATION

2.1 Consideration.

In consideration for acquiring the Purchased Assets from Seller, at the Closing Buyer is delivering to Seller Buyer’s promissory note in the amount of $750,000. The note shall bear simple interest at the rate of ten percent (10%) per annum (the “Note”) and shall be payable in thirty-six consecutive equal monthly installments commencing the month following the date hereof. In addition, Buyer shall promptly after the date hereof issue to Seller or its designees one million two hundred fifty thousand (1,250,000) restricted shares of Buyer’s common stock, having a par value of $0.0001 (the “Shares”). Seller acknowledges that the Shares have not as yet been registered under the Securities Act of 1933, as amended, and the certificate(s) shall bear a restrictive legend. Upon issuance pursuant hereto, the Shares shall be duly issued, fully paid for and non-assessable.

ARTICLE 3

SELLER’ REPRESENTATIONS AND WARRANTIES

The Seller hereby represents and warrants to Buyer as follows:

3.1 Organization, etc. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has all requisite power to own, lease and operate all of its respective assets owned by it in connection with the conduct of its business, as well as to sell, transfer and assign the herein described Purchased Assets.

3.2 Authorization. The Seller has all requisite power and authority to enter into, execute, deliver, and perform its obligations under this Agreement and those other agreements and instruments required to be executed or delivered under this Agreement, and to perform its obligations thereunder.

3.3 Good Title. The Seller owns the Purchased Assets and is delivering to Buyer, good, valid and marketable title to the Purchased Assets, free and clear of all mortgages, pledges, security interests, liens (including tax liens), charges, options or other encumbrances of any nature whatsoever (collectively, the “Encumbrances”).

3.4 Consents and Approvals. No consent, approval, order or authorization of or from, or registration, notification, declaration or filing with any individual or entity is required in connection with the performance of this Agreement by the Seller or the consummation by the Seller and Buyer of the transactions contemplated herein.

ARTICLE 4

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer hereby represents and warrants to the Seller as follows:

4.1 Authorization and Power. Buyer has all power and authority to enter into this Agreement and to carry out the transactions contemplated herein. This Agreement is the valid and binding legal obligation of Buyer enforceable against Buyer in accordance with its terms.

4.2 Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with the requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets.

4.3 Authorization. The Buyer has all requisite power and authority to enter into, execute, deliver, and perform its obligations under this Agreement and those other agreements and instruments required to be executed or delivered under this Agreement, and to perform its obligations thereunder.

4.4 Non-Contravention. Neither the execution, delivery nor performance of this Agreement and each other transaction document nor the consummation of the transactions contemplated hereby or thereby will be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under any agreement to which Buyer is a party; or violate any law.

4.5 Consents and Approvals. No consent is required by any person or entity in connection with the execution, delivery and performance by Buyer of its obligation under the Agreement or the consummation of the transactions contemplated herein.

ARTICLE 5

INDEMNIFICATION

5.1 Survival of Representations and Warranties. The representations and warranties of the Parties contained herein or in any signed writing delivered in connection with this Agreement will survive for a period of one (1) year after the execution of this Agreement.

5.2 Seller’s Indemnification. The Seller will indemnify Buyer and its officers, directors, agents and representatives, in their capacities as such, and the successors, heirs and personal representatives of any of them (collectively, the “Buyer Indemnified Parties”) against and hold them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses) (collectively “Loss”) incurred or suffered by any Buyer Indemnified Party arising out of or relating to any breach of any representation, warranty, covenant or other agreement of the Seller contained herein, provided a claim for indemnification is made within one year of the execution of this Agreement.

5.3 Buyer’s Indemnification. The Buyer will indemnify Seller and its officers, directors, agents and representatives, in their capacities as such, and the successors, heirs and personal representatives of any of them (collectively, the “Seller Indemnified Parties”) against and hold them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses) (collectively “Loss”) incurred or suffered by any Seller Indemnified Party arising out of or relating to any breach of any representation, warranty, covenant or other agreement of the Buyer contained herein, provided a claim for indemnification is made within one year of the execution of this Agreement.

ARTICLE 6

MISCELLANEOUS PROVISIONS

6.1 Expenses. Buyer and the Seller will each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, finders, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby. Neither Buyer nor any Seller will charge any of his expenses to any other Party or seek reimbursement from any Party for any of its expenses, except Buyer shall be responsible for all costs associated with the transfer and registration of any of the Intellectual Property with either the U.S. Patent and Trademark office or any other governmental agency involved with the registration and recognition of such properties.

6.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended or modified by the Parties at any time with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the Parties hereto.

6.3 Waiver of Compliance; Consents. Any failure of a Party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the Party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a Party, such consent will be given in writing in the same manner as for waivers of compliance.

6.4 No Third Party Beneficiaries. Nothing in this Agreement will entitle any person or entity (other than a Party hereto and its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

6.5 Notices. All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgement, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment, or to such other person or address as the Parties hereto in writing in accordance with this subsection, as follows:

If to Buyer, then to:

USA Equities Corp
Attn: Troy Grogan, President
901 Northpoint Parkway Suite 302 West Palm Beach FL 33407
Telephone: (929) 379-6503

If to Seller, then to:

MedScience Research Group, Inc.
Attn: Marvin Smollar, President
16469 Bridlewood Cir Delray Beach FL 33445
Telephone: (561) 515-5995

or to such other persons or addresses as Buyer and Seller will furnish to the other in writing in accordance with this Agreement.

6.6 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any Seller without the prior written consent of Buyer.

6.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Florida without regard to its conflict of law rules, principles or provisions of such state or of any other state. The sole jurisdiction and venue for any litigation arising out of this Agreement will be an appropriate federal or district court located in Palm Beach County of the State of Florida, and each Party hereby consents to such jurisdiction.

6.8 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

6.9 Facsimile and Scanned Execution. Receipt by either Party of a counterpart of this Agreement manually signed and then scanned electronically and E-mailed to the other Party or manually signed and then sent by facsimile transmission to the other Party shall, for all purposes, be deemed to be an original counterpart with the same force and effect as the manually signed counterpart from which it was electronically reproduced.

6.10 Entire Agreement. This Agreement and the exhibits and other writings referred to in this Agreement or in any such exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as this Agreement or the transactions contemplated hereby. There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the transaction or transactions contemplated by this Agreement. Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; provided, however, that if any such provision becomes invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

6.11 No Broker or Finder. Neither the Seller or Buyer has employed any broker, finder, investment banker or financial advisor or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to Seller or Buyer for any such fee or commission to be claimed by any person or entity.

(Signatures on Following Page)

USA Equities Corp as Buyer

By:	/s/ Troy Grogan
Troy Grogan, as President and Principal Shareholder,
Respectively

Date:	June 23, 2021

MedScience Research Group, Inc., as Seller

By:	/s/ Marvin Smollar
Marvin Smollar, President

Date:	June 23, 2021

EXHIBIT 1

US Method Patent “Method of Testing for Allergies” Number 9,655,556 B2

US Trademark “AllergiEnd” Reg. No. 4,618,114

Web Domain “AllergiEnd.com”